EXHIBIT 10.1

                      Amendment No. 1 to Advisory Agreement

         This Amendment No. 1 dated as of October 12, 1999 to Advisory Agreement (the "Advisory Agreement") dated effective as of January 1, 1998 by and between HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), and REIT Management and Research, Inc., a Delaware corporation (the "Advisor").

         WHEREAS, on October 12, 1999 the Company effected a spin-off of Senior Housing Properties Trust ("Senior Housing") a wholly owned subsidiary of the Company, by transferring to Senior Housing 93 senior housing properties and distributing 13.2 million of Senior Housing's 26 million common shares of beneficial interest, to the Company's shareholders (as further described in the Company's Report on Form 8-K dated September 21, 1999 and the notes to the unaudited pro forma consolidated financial statements of the Company therein, filed with the Securities and Exchange Commission) (the "Spin-Off"); and

         WHEREAS, effective October 12, 1999 Senior Housing entered an advisory agreement with the Advisor to perform certain real estate investment, management and administrative services for Senior Housing; and

         WHEREAS, the Company and the Advisor are desirous of amending the Advisory Agreement to modify the fees payable to the Advisor by the Company as a result of the spin-off.

         NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

         1. Section 9 of the Advisory Agreement shall be amended by deleting such Section in its entirety and substituting the following in its place:

"9. Compensation. The Advisor shall be paid, for the services rendered by it to the Company pursuant to this Advisory Agreement, an annual advisory fee (the "Advisory Fee") equal to 0.7 percent of the Average Invested Capital (as defined below) computed as of the last day of the Company's fiscal year up to $250,000,000, plus 0.5 percent of the Average Invested Capital exceeding $250,000,000. In addition, the Advisor shall be paid an annual incentive fee (the "Incentive Fee") consisting of a number of shares of the Company's common shares of beneficial interest ("Common Shares") with a value (determined as provided below) equal to fifteen percent 15% of the product of (i) the weighted average Common Shares of the Company outstanding on a fully diluted basis during such year and (ii) the excess if any of "FFO Per Share" (as defined below) for such year over the FFO Per Share for the preceding year. However, in no event shall the Incentive Fee payable in respect of any year exceed $.01 multiplied by the weighted average number of Common Shares outstanding on a fully diluted basis during such year. (The Advisory Fee and Incentive Fee are hereinafter collectively referred to as the "Fees").

For purposes of this Agreement: "Average Invested Capital" of the Company shall mean the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate and personal property owned in connection with such real estate, all before reserves for depreciation or bad debts or other similar noncash


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reserves, computed by taking the average of such values at the end of each month during such period minus the average of the aggregate book value (calculated as described above) of (i) the assets transferred by the Company to Senior Housing in connection with the Spin-Off, for all periods from October 12, 1999 through December 31, 1999, and (ii)all of the assets of Senior Housing for all periods after January 1, 2000. "Cash Available for Distribution to Shareholders" shall mean, for any period, the net cash flow from operations of the Company's investments for such period less preferred dividends, if any, and such amounts as the Trustees, in their sole discretion, shall determine are necessary or appropriate to discharge current debts and liabilities of the Company and to provide reasonable reserves for the payment of non-current debts and liabilities of the Company and for the operations of the Company, including reserves for replacements and capital improvements and reserves, if any, required in connection with the ownership of the Company's properties and investments. Calculation of Average Invested Capital and Cash Available for Distribution to Shareholders shall be made annually by the Company's independent certified public accountants.

The Advisory Fee shall be computed and paid within thirty (30) days following the end of each fiscal month by the Company, and the Incentive Fee shall be computed and paid within thirty (30) days following the public availability of the Company's annual audited financial statements for each fiscal year. Such computations shall be based upon the Company's monthly or quarterly financial statements, as the case may be, and shall be in reasonable detail. A copy of such computations shall promptly be delivered to the Advisor accompanied by payment of the Fees shown thereon to be due and payable.

The payment of the aggregate annual Fees paid for any fiscal year shall be subject to adjustment as of the end of each fiscal year. On or before the 30th day after public availability of the Company's annual audited financial statements for each fiscal year, the Company shall deliver to the Advisor an Officer's Certificate (a "Certificate") reasonably acceptable to the Advisor and certified by an authorized officer of the Company setting forth (i) the Average Invested Capital and Cash Available for Distribution to Shareholders for the Company's fiscal year ended upon the immediately preceding December 31, and (ii) the Company's computation of the Fees payable for said fiscal year.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate exceed the aggregate amounts previously paid with respect thereto by the Company, the Company shall include its check for such deficit and deliver the same to the Advisor with such Certificate.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate are less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such Certificate whether the Advisor should (i) remit to the Company its check in an amount equal to such difference or (ii) grant the Company a credit against the Fees next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

For purposes of this Agreement: "FFO Per Share" shall mean (i) the Company's consolidated net income, computed in accordance with generally accepted accounting principles, before gain or loss on sale of properties and extraordinary items, depreciation and other non-cash items,

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including the Company's pro rata share of the funds from operations  (determined in accordance with this clause) for such year of (A) any unconsolidated subsidiary and (B) any entity for which the Company accounts by the equity method of accounting, divided by (ii) the weighted average number of Common Shares outstanding on a fully diluted basis during such year. For purposes of calculating the Incentive Fee for the fiscal year ending December 31, 1999, FFO Per Share for the Company's fiscal year ending December 31, 1999 shall be calculated on a pro forma basis adjusted as if the Spin-Off had occurred as of January 1, 2000. For purposes of calculating the Incentive Fee for years after the fiscal year ending December 31, 1999, FFO Per Share for the Company's fiscal year ending December 31, 1999 shall be calculated on a pro forma basis adjusted as if the Spin-Off had occurred as of December 31, 1998.

Payment of the Incentive Fee shall be made by issuance of Common Shares of Beneficial Interest under the Company's 1992 Incentive Share Award Plan. The number of shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Company's Common Shares of Beneficial Interest on the New York Stock Exchange during the month of December in the year for which the computation is made."

         2. Except as provided herein, each of the provisions of the Advisory Agreement shall remain in full force and effect and this Amendment No. 1 shall not constitute a modification, acceptance or waiver of any other provision of the Advisory Agreement except as provided herein. Each of the parties hereto ratifies and confirms all of its obligations under the Advisory Agreement, as amended by this Amendment No. 1.

         3. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Advisory Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

ATTEST:                                   HRPT PROPERTIES TRUST


/s/ Susan M. Barnard                      By: /s/ John Popeo

                                          Its: Treasurer


ATTEST:                                   REIT MANAGEMENT & RESEARCH, INC.

/s/ Susan M. Barnard                      By: /s/ Thomas M. O'Brien

                                          Its: Vice President